UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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SAVVIS, Inc.

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SAVVIS, INC.

1 SAVVIS PARKWAY

TOWN & COUNTRY, MO 63017

December 18, 2006

Dear Stockholder:

On July 6, 2006, the compensation committee of the board of directors adopted an amendment to SAVVIS’ Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”) that increases the aggregate number of shares of common stock that are available under the 2003 Plan by 3 million, subject to stockholder approval. Since July 6, 2006, the compensation committee awarded approximately 3.9 million stock options to key employees, subject to stockholder approval of the increase in the shares available under the 2003 Plan. The board of directors considers equity-based incentives an important component of its efforts to attract and retain talented individuals. In addition, the board of directors believes that stock option grants help us to attain our long-term goals by linking the compensation of key employees to stockholder returns.

Approval of the increase by our stockholders was not required under the Delaware General Corporation Law. However, stockholder approval of the increase is required under the rules of the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market applicable to companies, like our company, with shares listed on the Nasdaq Global Market. Stockholders, who together hold more than a majority of our outstanding common stock, approved the amendment to the 2003 Plan by written consent as permitted by the Delaware General Corporation Law and our bylaws. The written consent and the amendment to the 2003 Plan will become effective on the 21st day following the date this information statement is first mailed to our stockholders.

Please read the enclosed information statement carefully. We thank you for your continued support.

Philip J. Koen

Chief Executive Officer

SAVVIS, INC.

1 SAVVIS PARKWAY

TOWN & COUNTRY, MO 63017

December 18, 2006

INFORMATION STATEMENT

AND

NOTICE OF ACTION TAKEN WITHOUT A MEETING

We are furnishing this information statement and notice of action taken without a meeting to our stockholders in connection with the approval by the compensation committee of our board of directors of the matters described below and the subsequent approval of these matters by written consent of holders of a majority of our outstanding common stock. All corporate approvals in connection with these matters have been obtained and this information statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Delaware General Corporation Law and our bylaws.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

The record date for determining stockholders entitled to receive this information statement has been established as the close of business on December 4, 2006. On December 4, 2006, we had issued and outstanding 51,415,944 shares of our common stock, par value $0.01 per share. Holders of common stock are entitled to cast one vote for each share of common stock then registered in such holder’s name. In accordance with the Delaware General Corporation Law and our bylaws, the corporate actions described in this information statement were approved on December 4, 2006, by written consent of holders of a majority of our outstanding common stock (the “Written Consent”).

In accordance with the Exchange Act, the Written Consent and the approval of the matters described in the Written Consent will become effective on the 21st day following the mailing of this information statement. This information statement is being mailed to stockholders on or about December 18, 2006.

ACTIONS APPROVED IN THE WRITTEN CONSENT

The following action was taken by Written Consent:

•	the approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”) to increase the number of shares of common stock reserved for issuance under the 2003 Plan by 3 million.

On July 6, 2006, the compensation committee of the board of directors adopted an amendment to the 2003 Plan that increased by 3 million (to 12,066,666 shares) the aggregate number of shares of common stock that are available under the 2003 Plan, subject to stockholder approval. Since July 6, 2006, the compensation committee has awarded approximately 3.9 million stock options to key employees, subject to stockholder approval of the increase in the shares available under the 2003 Plan. Approval of the increase by our stockholders was not required under the Delaware General Corporation Law. However, stockholder approval of the increase is required under the rules of the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market (“Nasdaq”) applicable to companies, like our company, with shares listed on the Nasdaq Global Market.

Since stockholders who collectively held a majority of our outstanding shares of common stock on the record date have already executed the Written Consent, no further stockholder vote is needed.

Under applicable federal securities laws, the actions approved by the Written Consent cannot be effected until the 21st day following the date this information statement is first sent or given to our stockholders. This information statement is being mailed to our stockholders on or about December 18, 2006.

All common stock share numbers and related information in this information statement have been adjusted to give effect to the one-for-fifteen reverse stock split of our company’s common stock that was effected June 6, 2006.

TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED

2003 INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES

OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN

Background

Our board of directors believes that our growth depends significantly upon the efforts of our officers and key employees and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in us. In accordance with this philosophy, on April 9, 2003, the board adopted, and on June 25, 2003, the stockholders approved our 2003 Incentive Compensation Plan. The board of directors, with the approval of the stockholders, has since approved amendments to increase the number of shares available under the plan, and most recently on March 20, 2006, the board of directors, and on April 25, 2006, the stockholders approved the Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”) increasing the number of shares available under the 2003 Plan to 6 million shares and rolling over into the 2003 Plan any shares remaining available under our 1999 Stock Option Plan, and any shares under the 1999 Stock Option Plan that subsequently become available as a result of outstanding stock options that are forfeited, expired or cancelled. The board of directors is committed to creating and maintaining a compensation system based, to a significant extent, on grants of equity-based incentive awards. The board of directors considers equity-based incentives an important component of its efforts to attract and retain talented individuals and an increasing need as we require additional executive talent. In addition, the board of directors believes that equity-based incentive awards help us to attain our long-term goals by linking the compensation of key employees to stockholder returns.

As of June 30, 2006, there were fewer than 1,583,759 shares of common stock remaining available for grant under our 2003 Plan.

Description

To address the issue of there being so few shares available for grant, the compensation committee of the board of directors undertook a review of the 2003 Plan and the current available and outstanding equity awards under the plan. On July 6, 2006, the compensation committee adopted, subject to stockholder approval, an amendment to the 2003 Plan that would increase by 3 million (to 12,066,666 shares) the aggregate number of shares of common stock that are available under the 2003 Plan. Since July 6, 2006, the compensation committee awarded approximately 3.9 million stock options to key employees, subject to stockholder approval of the increase in the shares available under the 2003 Plan. On December 4, 2006, stockholders who collectively own a majority of our outstanding common stock executed the Written Consent approving the increase in the number of shares available under the 2003 Plan and no further stockholder vote is needed. The Written Consent will not become effective until the 21st day following the mailing of this information statement. The complete text of the amendment is set forth at the end of this information statement.

General

The 2003 Plan provides the compensation committee with flexibility to grant awards that can be administered to carry out the purposes of the plan and enables the committee to keep pace with changing developments in management compensation and remain competitive with those companies that offer creative incentives to attract and retain officers, employees and consultants. As of December 4, 2006, and including the grants made since July 6, 2006 subject to stockholder approval, options to purchase an aggregate of 7,056,714 shares of our common stock were outstanding under our 2003 Plan with a weighted average exercise price of $18.01 per share, options to purchase an aggregate of 2,402,223 shares of our common stock had been exercised, 16,665 shares of restricted stock had been granted and were outstanding, stock units representing 1,064,313 shares of common stock were outstanding, and 888,866 shares of common stock were available for future grant under our 2003 Plan. Of the 7,056,714 options that were outstanding as of that date, 1,700,559 options were fully vested.

New Plan Benefits

Awards under the 2003 Plan are granted at the discretion of the compensation committee. Accordingly, in general, future awards under the 2003 Plan are not determinable at this time. Grants of restricted stock units under the 2003 Plan to our named executive officers during the last fiscal year are summarized in the Summary Compensation Table in the “Executive Compensation” section of this information statement and grants of restricted stock to our non-affiliated directors during the last fiscal year under the 2003 Plan are described in the “Director Compensation” section of this information statement.

As set forth in the table below, since July 6, 2006, the compensation committee agreed to grant stock options to certain executive officers, subject to stockholder approval of the increase in the shares under the 2003 Plan. Under applicable federal securities laws, the stockholder approval of the increase and thus, the grant of the options will be effective on the 21st day following the date this information statement is first sent or given to our stockholders.

2003 Incentive Compensation Plan

Name and Position	Dollar Value ($)		No. of Shares
Philip J. Koen, Chief Executive Officer	$—		—
Jonathan C. Crane, President	—		—
Jeffrey H. Von Deylen, Chief Financial Officer	8,252,750	(1)	275,000
James D. Mori, Managing Director- Americas	2,250,750	(1)	75,000
Richard S. Warley, Managing Director- EMEA	3,751,250	(1)	125,000
Executive Group	27,262,250	(2)	925,000
Non-Executive Director Group	—		—
Non-Executive Officer Employee Group	86,758,197	(3)	2,945,850

(1)	These values are based on $30.01 per share, the exercise price of the stock option grants.
(2)	This value is based on 700,000 stock options granted on July 6, 2006 with an exercise price of $30.01 per share; 100,000 stock options granted on August 31, 2006 with an exercise price of $25.09 per shares; 25,000 stock options granted on November 1, 2006 with an exercise price of $31.09 per share; and 100,000 stock options granted on November 29, 2006 with an exercise price of $29.69 per share.
(3)	This value is based on 2,170,500 stock options granted on July 6, 2006 with an exercise price of $30.01 per share, 469,000 stock options granted on August 11, 2006 with an exercise price of $25.93 per share; 1,350 stock options granted on August 31, 2006 with an exercise price of $25.09 per share; 265,000 stock options granted on November 1, 2006 with an exercise price of $31.09 per share; and 40,000 stock options granted on November 29, 2006 with an exercise price of $29.69 per share.

Description of the Plan

Administration.    The 2003 Plan is administered by the compensation committee of the board of directors. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

Common Stock Reserved for Issuance Under the Plan.    The common stock issued or to be issued under the 2003 Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2003 Plan.

Eligibility.    Awards may be made under the 2003 Plan to employees, officers and directors of or consultants or advisors to the company or any of our affiliates, including any such person who is an officer or director of us or of any affiliate, any outside director of the company, and to any other individual whose participation in the plan is determined to be in the best interests of our company by the board of directors.

Amendment or Termination of the Plan.    The board of directors may terminate or amend the plan at any time and for any reason. The 2003 Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent stated by the board of directors or required by the Internal Revenue Code or other applicable laws, rules or regulations. No amendment, suspension or termination of the plan may impair a grantee’s rights or obligations under any award previously awarded under the plan without such grantee’s consent.

Options.    The 2003 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option is generally granted at the fair market value of our common stock on the date of grant, although nonqualified stock options may be granted with an exercise price less than fair market value. The fair market value is generally determined as the closing price of the common stock on The Nasdaq Stock Market, Inc. on the day before the grant date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the company grants in substitution for options held by employees of companies that the company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise. However, executive officers and directors may not use the cashless exercise method unless they have obtained the express prior approval of the company.

Stock options granted under the 2003 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards.    The compensation committee may also award:

•	restricted stock, which are shares of common stock subject to restrictions that may be granted for no consideration (other than par value of the shares which is deemed paid by services already rendered);

•	unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the compensation committee that are free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of, or in addition to, cash compensation to be paid to participants;

•	stock units, which are common stock units subject to restrictions;

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

•

stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

•	performance and annual incentive awards, ultimately payable in common stock, cash, other awards or other property, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the compensation committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.    Certain change of control transactions involving us, such as a sale of our company, may cause awards granted under the 2003 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code limits publicly-held companies such as our company to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2003 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(1)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(2)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(3)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(4)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (1) above) is deemed satisfied, and the certification requirement (summarized in (4) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2003 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization;

•	revenue;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to stockholders’ equity;

•	total stockholder return; and

•	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index.

Under the Internal Revenue Code, a director is an “outside director” of the company if he or she is not a current employee of the company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the company in any capacity other than as a director. The maximum number of shares of common stock subject to options that can be awarded under the 2003 Plan to any person is 10 million per year.

The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

Federal Income Tax Consequences

Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for the company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as a long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as described below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be a capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture).

However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Dividend payments on restricted stock are treated as compensation income unless the grantee has made a Section 83(b) election.

Unrestricted Stock.    A grantee who is awarded unrestricted shares will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares of common stock. We will generally be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code.

Stock Units.    There are no immediate tax consequences of receiving an award of non-discounted stock units under the 2003 Plan. A grantee who is awarded non-discounted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2003 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.    The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Internal Revenue Code Sections 409A and 280G

Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. Stock options granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and stock appreciation rights with a grant price equal to the fair market value of the underlying common stock on the date of grant are generally exempt from the application of Section 409A. In addition, Section 280G of the Internal Revenue Code provides that to the extent that payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax on the employee and the company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005, with respect to shares of our common stock that may be issued under our existing equity compensation plans, including our 1999 stock option plan, our 2003 incentive compensation plan, our employee stock purchase plan and other arrangements with investors.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	3,470,888	(1)	$15.75	779,169	(2)
Equity compensation plans not approved by security holders	444,444	(3)	$11.25	—

(1)	Consists entirely of shares of common stock underlying outstanding options granted under our 1999 stock option plan and our 2003 Incentive Compensation Plan.
(2)	Consists of shares of common stock available for issuance under our 1999 stock option plan and our 2003 incentive compensation plan, and 400,000 shares of common stock available for issuance under our employee stock purchase plan which was approved by our stockholders in 2002, but which we have not yet implemented.
(3)	Consists of 444,444 shares of common stock subject to warrants that we issued to the Constellation Entities. The warrants were exercised on August 19, 2006.

OWNERSHIP OF SECURITIES

The following table provides information about the beneficial ownership of shares of our voting stock as of December 4, 2006, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of December 4, 2006, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 51,415,944 shares of common stock outstanding as of the close of business on December 4, 2006.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 Savvis Parkway, Town & Country, Missouri 63017.

Name of Beneficial Owner	# of shares	Percent
5% Stockholder
Welsh, Carson, Anderson & Stowe(1)	28,199,279	54.8%
MLT, LLC(2)	7,625,109	14.8%

Executive Officers and Directors
Philip J. Koen	0	—
Jonathan C. Crane	0	—
Jeffrey H. Von Deylen(3)	73,608	*
James D. Mori(4)	74,779	*
Richard S. Warley(5)	15,000	*
John D. Clark(6)	24,018,649	46.7%
Clyde A. Heintzelman(7)	16,666	*
Thomas E. McInerney(8)	28,404,406	55.2%
James E. Ousley(9)	15,999	*
James P. Pellow(10)	17,666	*
David A. Walsh	0	—
Patrick J. Welsh(11)	28,426,304	55.3%
All executive officers and directors as a group (12 persons)	28,851,351	55.9%

*	Less than one percent.
(1)	According to a Schedule 13D/A filed by Welsh, Carson, Anderson & Stowe (WCAS) on June 30, 2006, this consists of 2,331,684 shares beneficially held by Welsh, Carson, Anderson & Stowe VI, L.P., which we refer to as WCAS VI, 1,748,055 shares beneficially held by Welsh, Carson, Anderson & Stowe VII, L.P., which we refer to as WCAS VII, 4,357 shares beneficially held by WCAS Information Partners, L.P., which we refer to as WCAS IP, 44,517 shares held by WCAS Capital Partners II, L.P., which we refer to as WCAS CP II, 24,016,804 shares beneficially held by Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS VIII, and 53,862 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. The respective sole general partners of WCAS VI, WCAS VII, WCAS IP, WCAS CP II and WCAS VIII are WCAS VI Partners, L.P., WCAS VII Partners, L.P., WCAS INFO Partners, WCAS CP II Partners and WCAS VIII Associates, LLC.

The individual general partners of each of these partnerships include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, James R. Matthews, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The individual general partners who are also directors of our company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he is a general partner. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.
(2)	According to a Schedule 13D/A filed by MLT, LLC (successor in interest to Moneyline Telerate Holdings, Inc.) on July 7, 2006, MLT shares voting power and dispositive power with One Equity Partners, LLC (“OEP”), which controls MLT; OEP Holding Corporation (“OEP Holding”), which controls the managing members of OEP and OEP Co-Investors; Bank One Investment Corporation (“BOI”), which owns all of the outstanding capital stock of OEP Holding; JPMorgan Capital Corporation (“JPM CC”), which owns all of the outstanding capital stock of BOI; Bank One Financial LLC (“BOF LLC”), which owns all of the outstanding capital stock of JPM CC; and JPMorgan Chase & Co. (“JPMC”), which owns all of the outstanding stock of BOF LLC. JPMC expressly disclaims beneficial ownership of the stock. In addition, MLT transferred a portion of its shares of stock into an escrow account (the “Escrow Shares”). Under the Escrow Agreement, MLT retains full voting authority of the Escrow Shares. The principal executive offices of MLT are located at 320 Park Avenue, 18th Floor, New York, New York 10022.
(3)	Consists of 73,608 shares of common stock subject to options that are currently exercisable within 60 days of December 4, 2006.
(4)	Consists of 74,779 shares of common stock subject to options that are currently exercisable within 60 days of December 4, 2006.
(5)	Consists of 15,000 shares of common stock subject to options that are currently exercisable within 60 days of December 4, 2006.
(6)	Includes 24,016,804 shares of common stock held by WCAS VIII, as described in note 1 above.
(7)	Includes 10,000 shares of common stock subject to options that are exercisable within 60 days of December 4, 2006. Also includes 5,555 shares of common stock underlying restricted stock awards with which Mr. Heintzelman has sole voting power but no current investment power.
(8)	Includes 28,199,279 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of December 4, 2006.
(9)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of December 4, 2006. Also includes 5,555 shares of common stock underlying restricted stock awards with which Mr. Ousley has sole voting power but no current investment power.
(10)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of December 4, 2006. Also includes 5,555 shares of common stock underlying restricted stock awards with which Mr. Pellow has sole voting power but no current investment power.
(11)	Includes 28,194,922 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of December 4, 2006.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned during 2005, 2004 and 2003 by our former chief executive officer and our four other most highly compensated executive officers, who were serving as executive officers on December 31, 2005. We refer to these five individuals as our named executive officers.

Summary Compensation Table(1)

Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards(2)	Securities Underlying Stock Options(3)	All Other Compensation(4)
Robert A. McCormick(5) Former Chief Executive Officer and Chairman of the Board	2005 2004 2003	$370,835 450,000 400,000	$508,413 157,500 —	$	— — —	$3,600,000 — —	— 66,666 —	$7,000 6,500 2,400

John M. Finlayson(6) Former Acting Chief Executive Officer, President and Chief Operating Officer	2005 2004 2003	450,000 420,000 400,000	469,125 126,000 —		— — —	2,700,000 — —	— 53,333 —	7,000 4,625 2,400

Jeffrey H. Von Deylen(7) Chief Financial Officer	2005 2004 2003	325,000 275,000 233,502	300,000 68,750 100,000		— — —	1,800,000 — —	— 43,333 66,666	7,000 4,952 75,419

James D. Mori Managing Director—Americas	2005 2004 2003	250,000 225,000 218,000	240,000 56,250 25,000		— — —	900,000 — —	— 26,666 —	7,000 6,500 2,400

Richard S. Warley(8) Managing Director—EMEA	2005 2004 2003	317,530 283,103 225,000	285,000 63,013 27,918		10,965 39,396 77,459	900,000 — —	— 26,666 —	27,116 23,558 30,681

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the executive officers that are available generally to all salaried employees.
(2)	The value shown is the number of restricted stock units times the market price of our common stock on the date of grant. The number and aggregate value of restricted stock units held by each of the executive officers on December 31, 2005, is as follows: for Mr. Finlayson, 200,000 restricted stock units with a value of $2,250,000, for Mr. Von Deylen, 133,333 restricted stock units with a value of $1,500,000, for Mr. Mori, 66,666 restricted stock units with a value of $750,000 and for Mr. Warley, 66,666 restricted stock units with a value of $750,000. Mr. McCormick forfeited the restricted stock units that were awarded to him when he resigned on November 23, 2005. Each of the grants of restricted stock units listed in this column vest if certain performance targets are met as follows: one-third on March 1, 2007, if year one performance criteria are met; two-thirds on March 1, 2008, if year two performance criteria is met, regardless of whether the year one performance criteria are met; 100% on March 1, 2009, if year three performance criteria are met, regardless of whether years one and two performance criteria is met; and any remaining unvested restricted stock units will vest on August 29, 2009. The stock price on the date of grant was $13.50, and the stock price on December 31, 2005 was $11.25.
(3)

The table does not reflect a cancellation of stock options awarded in 2004 under our 2003 incentive compensation plan and a reissuance of the same number of stock options on the same terms under our 1999 stock option plan, nor does it reflect a cancellation and a reissuance of 134,887 options for Mr. Finlayson and 38,399 options for Mr. Mori that were reissued on the same terms as the cancelled options except that the expiration date of the options was extended from March 6, 2012 to December 22, 2015.
(4)	The amounts in 2005 consist of matching contributions made under our 401(k) plan of $7,000 for each of Messrs. McCormick, Finlayson, Von Deylen, and Mori, and contributions made under our U.K. defined contribution plan of $27,116 for Mr. Warley.
(5)	Mr. McCormick resigned from his position as Chief Executive Officer and Chairman of the Board effective November 23, 2005. Mr. McCormick’s salary reflects the period from January 1, 2005 through October 24, 2005, the date that Mr. McCormick was placed on administrative leave without pay. Under the terms of Mr. McCormick’s Resignation Agreement and Release, we paid Mr. McCormick $318,942, the base amount of his 2005 annual bonus in November 2005 less $20,000 to be held in escrow pending settlement of litigation, and he received an additional payment of $189,471 (which amount includes the $20,000 held in escrow) in May 2006, because we exceeded our financial targets in 2005.
(6)	Mr. Finlayson resigned from all positions he held at our company effective May 31, 2006.
(7)	Mr. Von Deylen joined our company in January 2003.
(8)	Mr. Warley relocated from the United States to the United Kingdom in 2003. Salary, bonus and certain personal benefits are paid to Mr. Warley in U.K. pounds sterling since his relocation. To provide comparability, we have converted such amounts to U.S. dollars. In addition, pursuant to Mr. Warley’s employment agreement, we pay Mr. Warley a housing and automobile allowance. Commencing in July 2004, Mr. Warley’s housing allowance was included in his base salary, and his bonus is calculated based on a percentage of the combined amounts. Mr. Warley’s base salary without the housing allowance was $225,000 in 2004 and was $275,000 in 2005. The amounts reported in the column titled Other Annual Compensation and that represent at least 25% of the total amount of Other Annual Compensation and that are thus required to be reported separately under SEC rules include Mr. Warley’s housing allowance of $28,428 and $75,753 for 2004 and 2003, respectively, and Mr. Warley’s car allowance of $10,965 and $10,968 for 2005 and 2004, respectively.

Aggregate Option Exercises in 2005 and Fiscal Year-End Option Values

The following table sets forth as of December 31, 2005, for each of our named executive officers:

•	the total number of shares received upon exercise of options during 2005;

•	the value realized upon that exercise;

•	the total number of unexercised options to purchase our common stock; and

•	the value of such options that were in-the-money at December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005(1)			Value of Unexercised In-the-Money Options at December 31, 2005(2)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Robert A. McCormick	22,732	$122,758	382,331	(3)	—	$—	$—
John M. Finlayson	—	—	344,581		—	102,298	—
Jeffrey H. Von Deylen	—	—	78,333		25,000	96,250	131,250
James D. Mori	—	—	104,699		—	—	—
Richard S. Warley	—	—	91,061		—	—	—

(1)	On December 13, 2005, the compensation committee accelerated the vesting of all outstanding stock options having an exercise price equal to or greater than $11.25 per share. This action was taken to minimize the impact of accounting standard SFAS 123(R) on future expense.
(2)	These values have been calculated on the basis of the last reported sale price of our common stock on the Nasdaq Global Market as reported on December 30, 2005 of $11.25.

(3)	Mr. McCormick resigned from his position as Chief Executive Officer and Chairman of the Board effective November 23, 2005. Under the terms of Mr. McCormick’s Resignation Agreement and Release, the vesting of 134,165 of Mr. McCormick’s stock options was accelerated to the date of Mr. McCormick’s resignation, and the exercise period on all of Mr. McCormick’s vested stock options was extended to December 31, 2006.

Arrangements with Executive Officers

Arrangement with Mr. Finlayson.    Effective May 31, 2006, Mr. Finlayson resigned as our President and Chief Operating Officer. Pursuant to his employment agreement, Mr. Finlayson is entitled to receive continued salary of $450,000 per year and medical and life insurance coverage for 24 months following his date of termination. In addition, Mr. Finlayson will be entitled to continued vesting of 66,666 restricted stock units scheduled to vest in March 2007 if such units have not already vested upon termination of his employment and assuming vesting criteria are met. Mr. Finlayson has agreed to non-solicitation provisions that extend through the second anniversary of termination of employment.

Arrangement with Mr. Von Deylen.    On October 1, 2006, we entered into an employment agreement with Mr. Von Deylen. The term of the employment agreement is four years. Under the employment agreement, Mr. VonDeylen is entitled to a base salary of $345,000 per year. In addition, he is eligible to receive an annual incentive bonus, which is targeted at 60% of his base salary. Mr. VonDeylen will also be entitled to benefits commensurate with those available to other senior executives. Any equity awards granted to Mr. VonDeylen will vest in full following a change in control event if Mr. VonDeylen has reduced responsibilities or is terminated without cause. Mr. VonDeylen’s employment may be terminated by us for cause or by Mr. VonDeylen for good reason.

In the event that we terminate Mr. VonDeylen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive continuation of salary for 18 months, continued medical and dental coverage for 18 months and his target bonus for the year of termination, prorated to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. VonDeylen will be subject to a non-compete.

Arrangement with Mr. Mori.    On September 30, 1999, we entered into an agreement with Mr. Mori pursuant to which he became our Executive Vice President and General Manager for Americas effective October 1, 1999; in 2003 we changed Mr. Mori’s title to Managing Director—Americas. Under this agreement, as amended, Mr. Mori is entitled to an annual base salary of $250,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 55% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Pursuant to this agreement, on October 29, 1999 and December 30, 1999, we granted Mr. Mori options to purchase 15,000 shares and 5,000 shares of our common stock, respectively, each at an exercise price of $7.50 per share. All of these options have vested. Under this agreement, Mr. Mori is entitled to benefits commensurate with those available to executives of comparable rank.

In the event we terminate Mr. Mori’s employment without cause after the second anniversary of his employment, and either we are not a public company or we are a public company and our shares on the date of termination trade at a price less than $15 per share, Mr. Mori will be entitled to receive a payment of $450,000. Mr. Mori will receive a similar payment if he were to resign as a result of an acquisition of more than 30% of our voting shares by an entity other than Bridge Information Systems, if he were to be forced to relocate without his consent from the St. Louis metropolitan area, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

Arrangement with Mr. Warley.    On August 7, 2000, we entered into an agreement with Mr. Warley pursuant to which he became our Executive Vice President of Corporate Development. In 2003, we changed Mr. Warley’s title to Managing Director—Europe, Middle East and Africa (“EMEA”). Under this agreement, as amended, Mr. Warley is entitled to an annual base salary of $275,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 55% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Under this agreement, Mr. Warley is entitled to a housing and automobile allowance. Commencing in July 2004, Mr. Warley’s housing allowance was included in his base salary, and his annual incentive bonus is calculated based on the total of his base salary and his housing allowance. In addition, Mr. Warley is entitled to benefits similar to those benefits that we provide to our employees located in Europe.

In the event we terminate Mr. Warley’s employment without cause, Mr. Warley will be entitled to receive his then current base salary for a period of one year and an amount equal to twelve months of his current housing allowance. Mr.Warley will receive a similar payment if he were to resign as a result of a reduction in his compensation, position or responsibilities with us.

Severance Arrangement with Mr. McCormick.    Until his resignation on November 23, 2005, Mr. McCormick was employed as our Chief Executive Officer, earning a base annual salary of $550,000 and was eligible to receive an annual bonus of 75% of his base salary, which was based on company performance measured against criteria established by our board. On November 23, 2005, we entered into an agreement with Mr. McCormick setting forth the terms of his resignation. Under the terms of the agreement, Mr. McCormick received upon his resignation the base amount of his 2005 annual bonus, which was prorated for the amount of time that Mr. McCormick was employed by our company (totaling $338,942). In addition, he received an additional bonus payment of $169,471 on May 31, 2006, which was due to the company exceeding certain performance targets established by the board under our annual performance bonus plan. Furthermore, we repurchased 750,994 shares of our common stock owned by Mr. McCormick for $540,715 in December 2005.

Mr. McCormick received certain health benefits under COBRA through March 31, 2006. In addition, we accelerated the vesting date of 134,165 stock options that have an exercise price of $11.25 per share and that would have vested on March 6, 2006, to the date of Mr. McCormick’s resignation and extended the exercise period on all of Mr. McCormick’s vested stock options to December 31, 2006. The restricted stock unit grant for 266,666 shares that Mr. McCormick received in 2005 was forfeited. Mr. McCormick agreed to release us from any claims that Mr. McCormick may have against us, to not solicit our customers and employees for a period of one year and to indemnify us for any liability imposed on us in any litigation relating to the disputed American Express charges incurred by Mr. McCormick in October 2003.

Compensation Committee Interlocks and Insider Participation

Our compensation committee consists of Thomas E. McInerney, James E. Ousley and Patrick J. Welsh. Messrs. McInerney and Welsh are general partners of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (“Welsh, Carson”), which collectively owned, as of December 4, 2006, approximately 55% of our outstanding voting stock.

On February 16, 2001, we entered into a securities purchase agreement and related agreements and documents with two investment entities and several individuals affiliated with Welsh, Carson. Pursuant to the terms of the securities purchase agreement, the entities and individuals affiliated with Welsh, Carson purchased $20,000,000 aggregate principal amount of our 10% convertible senior secured notes due 2006. On March 18, 2002, several investment entities and several individuals affiliated with Welsh, Carson purchased 117,200 shares of our Series A convertible preferred stock at a purchase price of $1,000 per share in exchange for all of our 10% convertible senior secured notes held by them, together with accrued and unpaid interest, indebtedness of our company acquired from one of our equipment vendors and cash, all pursuant to the terms of a securities purchase agreement, dated as of March 6, 2002.

The Series A convertible preferred stock accrued dividends at the rate of 11.5% per annum and accrued dividends compounded quarterly. Each share of Series A convertible preferred stock was convertible at the holder’s option into a whole number of shares of common stock equal to the accreted value of the share of Series

A preferred stock plus all accrued and unpaid dividends on the share through the conversion date divided by the conversion price, which initially was $11.25 per share. The holders of Series A convertible preferred stock were entitled to vote together as one class with the holders of the common stock on all matters submitted to the vote of stockholders. In addition, we could not take specified actions without the prior vote or consent of at least 66 2/3% of the outstanding shares of Series A convertible preferred stock, voting as a separate class.

In connection with the issuance of the Series A convertible preferred stock, on March 6, 2002, we entered into an investor rights agreement with Welsh, Carson and affiliated entities and individuals, and various other investors. Under the investor rights agreement, we granted the Welsh, Carson entities and individuals, and the other investors customary registration rights with respect to the shares of common stock issuable upon conversion of the Series A convertible preferred stock and warrants issued to two of the other investors, including demand registration rights and piggy back registration rights. In addition, under the investor rights agreement, we granted some investors the right to purchase all or any part of its pro rata share of any securities that we may from time to time propose to sell and issue, with specified exceptions. Finally, under the investor rights agreement, so long as Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”) or its permitted transferees, or any other investors that may in the future become a party to the investor rights agreement, owns Series A convertible preferred stock representing at least 10% of our outstanding voting power, or WCAS VIII and its affiliates, or any other investor that may in the future become a party to the investor rights agreement, own capital stock representing at least 5% of our outstanding voting power, they have the right to nominate for election to the board a number of directors equal to the total number of members of the board of directors multiplied by the percentage of the outstanding voting stock represented by the voting stock owned by such investor, rounded down to the nearest whole number. Accordingly, since WCAS VIII and its affiliates own voting stock representing more than 50% of the voting power represented by the outstanding voting stock, they currently have the right to appoint at least half of the members of the board. In addition, WCAS VIII and its affiliates are entitled to nominate at least one director for election to the board as long as they own in the aggregate voting stock representing at least 5% of the total voting power of all our outstanding voting stock. If an investor ceases to own a sufficient number of shares of our voting stock to entitle it to nominate the number of directors it then has on the board of directors, it must use its best efforts to promptly cause the resignation of one or more of its designated directors. The right to nominate directors will cease upon the earlier to occur of the date on which no shares of Series A convertible preferred stock are outstanding and the date on which WCAS VIII and its permitted transferees own Series A convertible preferred stock representing less than 10% of our then outstanding voting power or capital stock representing less than 5% of our outstanding voting power. In September 2002, pursuant to the terms of the securities purchase agreement, entities and individuals affiliated with Welsh Carson purchased an additional $20,000,000 of our Series A convertible preferred stock for a purchase price of $20,000,000 in cash.

On June 30, 2006, we exchanged all of our shares of Series A preferred stock for an aggregate of 37,417,347 shares of our common stock. Welsh Carson held approximately 66% of our outstanding shares of Series A preferred stock, and three of our directors, Messrs. Clark, McInerney and Welsh, and other individuals affiliated with the Welsh Carson, also held shares of our Series A preferred stock and participated in the exchange.

Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we sold and issued to entities and individuals affiliated with Welsh Carson $127.5 million aggregate principal amount of Series A subordinated notes (the “Series A Notes”) and warrants to purchase shares of our Series B Convertible Preferred Stock (the “Series B Preferred”) that were convertible into approximately 5.5 million shares of our common stock in conjunction with the financing of our acquisition of certain assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (together with certain of their subsidiaries, “Cable & Wireless America”). Interest on the Series A Notes accrues at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 2.5 million shares of common stock to entities affiliated with Welsh Carson upon conversion of the Series B Preferred. We granted WCAS VIII demand and piggy-back registration rights.

We have agreements with Innovest Systems and Investlink Technology LLC to provide these entities with certain services. Mr. McInerney owns a 30% interest in Innovest Systems and is the sole owner of Investlink Technology LLC. Innovest Systems paid us $259,928 for services that we performed during 2005 and Investlink Technology LLC paid us $90,272 for services that we performed during 2005.

In 2005, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers had served on our board of directors or on our compensation committee.

Director Compensation

Annual Retainer for Board Service.    Each director who was not an employee of our company and who was not affiliated with one of our principal stockholders receives an annual cash retainer of $15,000 and a grant of 3,333 shares of restricted stock, which vest in equal installments over three years.

Annual Retainer for Committee Service.    Each non-employee/non-affiliated director that serves as a Chairman of a standing committee receives an annual retainer of $5,000.

Attendance at Board/Committee Meetings.    Each non-employee/non-affiliated director receives compensation for attendance at board and committee meetings as follows: $2,000 per board meeting attended in person; $1,500 per board meeting attended by telephone; and $1,000 per committee meeting attended in person or by telephone.

Reimbursement of Expenses.    Non-employee/non-affiliated directors are reimbursed for their reasonable expenses of attending meetings of the board and of any committee on which they serve.

Management or Affiliated Directors.    Directors who are also employees of our company or are affiliated with one of our principal stockholders receive no additional compensation for service as directors.

Additional Compensation.    In addition, Mr. Heintzelman was awarded a special bonus of $25,000 for his services in connection with the Audit Committee’s internal investigation into the events surrounding the lawsuit filed by American Express Travel Related Services, Inc. against our company in October 2005.

Accordingly, we paid the following directors the following amounts for their service as board members during 2005: Mr. Heintzelman, $75,500; Mr. Ousley, $47,500; and, Mr. Pellow $45,500.

In addition, in December 2005, we accelerated the vesting of 5,000 options held by each of Messrs. Heintzelman, Ousley and Pellow. These were unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $11.25 per share, and the purpose of the acceleration was to enable us to avoid recognizing compensation expense associated with these options upon our adoption of SFAS No. 123(R), “Share-Based Payment,” in January 2006.

On May 31, 2006, our board of directors appointed Mr. Ousley to serve as our company’s Non-Executive Chairman of the Board, and in connection with this appointment, the compensation committee of the Board of Directors approved the following compensation package for Mr. Ousley:

•	Aggregate annual cash retainer of $50,000 (which amount includes the $15,000 annual cash retainer he receives as a non-employee director);

•	Attendance at each meeting of the Board of Directors (in person) of $3,000;

•	Attendance at each meeting of the Board of Directors (by telephone) of $2,500; and

•	A grant of options to purchase 5,000 shares of common stock at an exercise price of $29.10 per share, the closing price of the common stock on May 26, 2006.

WHERE YOU CAN FIND MORE INFORMATION

Our company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected and copies may be obtained at the principal office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. For more information on the Public Reference Room, call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports and other information at http://www.sec.gov. You may also obtain copies of these documents on our website at http://www.savvis.net.

ANNEX A

AMENDMENT TO

AMENDED AND RESTATED

SAVVIS, INC.

2003 INCENTIVE COMPENSATION PLAN

The SAVVIS, Inc. Amended and Restated 2003 Incentive Compensation Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this amendment (the “Amendment”) by the Compensation Committee of the Board of Directors of SAVVIS, Inc. (the “Company”), subject to approval of this Amendment by the stockholders of the Company, as provided below:

1. The first sentence of Section 4 is hereby amended and restated in its entirety to read as follows:

“4. STOCK SUBJECT TO THE PLAN

“Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of (i) 9,000,000 and (ii) the number of shares remaining as of the date that this amended and restated Plan is approved by the Company’s stockholders, plus the number of shares that subsequently become available under the terms of the SAVVIS, Inc. 1999 Stock Option Plan (including in the event of the expiration, termination, or forfeiture of options granted under the plan), of the 3,066,666 shares previously authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, as described in Section 1 and the last paragraph of this Section 4.”

2. The Plan shall be unchanged in all other respects.

3. This Amendment is adopted subject to approval within one year of the Adoption Date by the stockholders of the Company. If the stockholders fail to approve this Amendment within one year of the Adoption Date, no awards may be granted under the Plan covering shares of stock in excess of the number permitted under the Plan as in effect before the Adoption Date.

* * *

The foregoing Amendment to the Plan was duly adopted and approved by the Compensation Committee of the Board of Directors of the Company on July 6, 2006, subject to approval of the Amendment by stockholders of the Company.

A-1